BRINKLEY DICKERSON 404.885.3822 telephone 404.962.6743 facsimile brink.dickerson@troutmansanders.com	TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

September 15, 2009

Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, GA 30022

Ladies and Gentlemen:

We have acted as your special counsel in connection with the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 362,500 shares of Common Stock, $0.10 par value, (the “Shares”), to be issued in connection with the Schweitzer-Mauduit International, Inc. Amended and Restated Restricted Stock Plan (the “Benefit Plan”). This opinion is being provided at your request for inclusion in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by you in the manner contemplated by the Benefit Plan (including the maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite regulatory and other approvals), will be validly issued, fully paid and nonassessable.

We are, in this opinion, opining only on the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws). We are not opining on “blue sky” or other state securities laws.

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RALEIGH     RICHMOND     SAN DIEGO     SHANGHAI     TYSONS CORNER     VIRGINIA BEACH     WASHINGTON, DC

Schweitzer-Mauduit International, Inc.
September 15, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; provided, however, that such consent does not constitute a consent under Section 7 of the Act or any indication that we have certified any part of the Registration Statement or otherwise, by virtue of the giving of this opinion, come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the SEC promulgated with respect thereto.

Very truly yours,

TROUTMAN SANDERS LLP